EXHIBIT 99.1

NEWS BULLETIN FROM [COVANSYS LOGO]	32605 W. Twelve Mile Rd. Suite 250 Farmington Hills, MI 48334 NASDAQ: CVNS

FOR FURTHER INFORMATION

AT THE COMPANY:		AT FRB|WEBER SHANDWICK: email address:
Gail Lutey Investor Relations (248) 848-2217 glutey@covansys.com	Mike Duffey EVP & CFO (248) 848-2298	George Zagoudis-General Info gzagoudis@webershandwick.com Lisa Fortuna—Analysts lfortuna@webershandwick.com (312) 266-7800

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 24, 2002

COVANSYS REPORTS THIRD QUARTER RESULTS

FARMINGTON HILLS, MI., October 24, 2002 – Covansys Corporation (NASDAQ: CVNS), a worldwide provider of information technology services, reported third quarter revenue of $99.3 million. This is up sequentially 4.9 percent compared to $94.7 million in the second quarter of 2002 and down 0.9 percent compared to $100.1 million in third quarter 2001. Approximately 3.5 percentage points of the sequential revenue improvement this quarter was derived from PDA Software Services, acquired in June 2002.

Net income in the third quarter of 2002 was $750,000 generating basic EPS of $0.03 compared to net income of $1,024,000 in third quarter 2001 and basic EPS of $0.04. Diluted EPS, exclusive of the impact of non-cash convertible redeemable preferred stock dividends, was $0.02 in the third quarter of 2002 compared to $0.03 in the third quarter of 2001.

Year to date, revenue was $284.7 million compared to $309.2 million for the same period in 2001. Net income was $2.6 million for the nine months year to date in 2002 compared to a loss of $12.2 million in year to date 2001.

“We now have two consecutive quarters of revenue growth,” noted Martin C. Clague, president and CEO. Clague recently took over the role of CEO from Ned Lautenbach, who continues as Co-Chairman.

During the third quarter, Covansys added over 30 new logos and signed a ten-year, $83 million outsourcing agreement with SIRVA, a CD&R portfolio company that provides global business relocation services. Covansys also finalized a multi-million dollar agreement with The Guardian Life Insurance Company of America to provide offshore outsourcing.

Within the public sector, Covansys is working on contracts for retirement systems with the State of Michigan for $25 million and with the State of New Mexico for $11 million. Covansys has also been working on projects to provide web-based payment systems for the State of Indiana, drinking water information systems for the State of Washington and document imaging systems for the State of Kentucky.

“In addition, during the quarter we continued our efforts to establish partnerships and alliances to better serve our clients and extend our capabilities in the marketplace,” Clague advised. “We capitalized on the

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creation of the first web innovation center to demonstrate IBM WebSphere solutions for e-business clientele at our Michigan headquarters. Our internal capabilities, enhanced by the showcase provided by the web innovation center, helped Covansys to close significant new business including our selection by RouteOne LLC to provide web-based credit application management systems for the automotive industry.

“Our clients are managing to very tight IT budgets and are targeting their specific spending with a shorter time horizon,” Clague continued. “Most are evaluating their specific business requirements and ensuring that their priorities properly address their current business issues. We believe that IT budget pressures will play to our strengths in providing offshore services allowing clients to achieve their goals for high quality, low cost solutions.”

Gross profit was $23.8 million for the quarter ended September 30, 2002, down approximately $1.6 million compared to $25.4 million in the second quarter 2002. The gross profit margin in third quarter 2002 was 24 percent compared to 26.9 percent of revenue in second quarter 2002. Compared to third quarter 2001, gross profit was down $4.8 million from $28.7 million and down 4.6 percentage points from 28.6 percent of revenue.

Pricing pressure continued throughout the third quarter as evidenced by lower bill rates in the U.S. compared to second quarter 2002 and lower bill rates in the U.S. and India compared to the third quarter 2001. Domestic and Indian utilization rates were 78 percent and 70 percent respectively during the third quarter of 2002. Compared with second quarter 2002, domestic utilization rates were down one percentage point while Indian utilization declined by 5 percentage points. Compared to third quarter 2001, domestic utilization was down two percentage points while India utilization improved by 10 percentage points.

“Lower bill rates in the U.S. this quarter and declining utilization contributed to reduce gross margin performance,” observed Mike Duffey, Covansys CFO. “We also note that the transition and startup costs on new engagements have negatively impacted gross margin. Actions have already been taken to improve gross margin in the fourth quarter. These actions include more aggressive bench management, modified staffing on lower margin accounts and early engagement in large projects by our Project Management Office.”

Billable headcount was flat in the U.S. while billable headcount increased by approximately 120 IT professionals in India during the third quarter 2002. The percentage of revenue derived from India operations based on customer bill rate was 16.0 percent of total revenue in third quarter 2002 compared to 16.5 percent in second quarter 2002. Much of the decline in the ratio of revenue derived from offshore operations this quarter was due to higher levels of domestic revenue derived from the PDA acquisition.

Selling, general and administrative expenses totaling $23.6 million were down slightly from the second quarter 2002 and down $5.2 million from $28.9 million in third quarter 2001. “SG&A spending at 23.8 percent of revenue declined 1.5 percentage points compared with second quarter 2002 and was down 5 percentage points compared to third quarter 2001,” said Duffey. “Our goal is to lower SG&A spending to the 20 to 22 percent range over the next several quarters. SG&A expenditures of $386,000 recorded during the quarter were for non-recurring expenses incurred by a special committee of independent directors of the Board of Directors in connection with the possible acquisition of all of the Company’s outstanding stock by an existing shareholder at a price exceeding the current market price. These discussions have been terminated.

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Cash provided from operations was approximately $633,000 for the third quarter. The cash position at the end of the third quarter 2002 was $97.9 million, a decline of $3.6 million during the quarter. This decline reflected cash used to fund working capital, primarily revenue in excess of billing.

“We will continue to focus on improving collections and reducing DSOs from 68 days and intend to generate positive cash from operating activities during the fourth quarter,” Duffey said. “Revenue in excess of billing is at a higher level due to the greater number of fixed price projects and long-term outsourcing contracts. We expect revenue in excess of billing to decline in the fourth quarter. During the quarter, we invested $4.4 million in capital expenditures of which approximately $1.3 million was expended on project specific hardware and software for customers.”

Covansys did not repurchase any shares of stock during the quarter due to the deliberations of the special committee of the Board of Directors. An additional two million shares of Common Stock were recently authorized under the Company’s share repurchase plan bringing the total available for repurchase to 3.7 million shares. It is anticipated that share repurchase will resume following the public dissemination of this announcement of third quarter earnings results.

“We are also planning to implement a U.S. stock option exchange program since the market price of our stock has fallen below the exercise price for many participating employees,” advised Clague. “Under the exchange program, Covansys will offer those employees, who are eligible, the opportunity to elect to exchange their current outstanding Covansys U.S. stock options for new stock options. The exchange ratio was derived utilizing the Black-Scholes valuation model and will result in a reduced number of options being awarded relative to the number surrendered. We are in the process of filing our plan with the Securities and Exchange Commission (SEC) and anticipate a response from the SEC during the fourth quarter. Assuming we receive SEC approval, we expect to cancel options during the fourth quarter and award new options late in the second quarter of 2003.

“We expect modest revenue growth in the fourth quarter of 2002,” continued Clague. “The mix of business and project startups will make it difficult to substantially increase margins in the near future. Revenue growth supported by expense reductions and continued emphasis on utilization rates is expected to generate a modest sequential improvement in earnings in the fourth quarter.”

Clague concluded, “We will continue to focus our efforts on offshore growth and the management of SG&A to offset gross margin pressures. Our flexible delivery model and offshore solution offers an excellent opportunity for our clients to achieve their IT objectives. We continue to feel that we have the right strategy in place to allow us to grow rapidly when the market begins to improve.”

About Covansys
Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in integration services, industry-specific solutions and strategic outsourcing through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sector. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI’s CMM® Level 5 quality ratings at two of its offshore development centers in India.

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Safe Harbor Statement
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words “anticipate,” “believe,” “estimate,” “expect” or “intend” and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include the failure to recruit and retain IT professionals, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, potential cost overruns on fixed-price projects, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company’s filings with the U.S. Securities and Exchange Commission.

For more information on Covansys,
visit the Company’s website at www.covansys.com

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COVANSYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended Sept 30,			Nine Months Ended Sept 30,

	2002	2001	% Change	2002	2001	% Change

Revenues	$99,273	$100,136	-0.9%	$284,699	$309,219	-7.9%
Cost of Revenues	75,435	71,453	5.6%	211,154	223,393	-5.5%

Gross Profit	23,838	28,683	-16.9%	73,545	85,826	-14.3%
Selling, general and administrative	23,647	28,887	-18.1%	71,769	87,309	-17.8%
Restructuring and other costs	0	0		1,407	19,317

Income (loss) from continuing operations	191	(204)		369	(20,800)
Other expense (income)	(626)	(1,006)		(2,456)	(4,229)

Income from operations before income taxes	817	802		2,825	(16,571)
Provision (benefit) for income taxes	67	(222)		233	(4,376)

Net Income (loss) before convertible redeemable preferred stock dividends	$750	$1,024		$2,592	$(12,195)

Earnings Per Share:
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Form 10-Q Presentation— Net income (loss) per share	$0.03	(B)	$0.04	(B)	$0.09	(B)	$(0.42)	(B)
Convertible redeemable preferred stock dividends (A)	(0.04)	(B)	(0.04)	(B)	(0.12)	(B)	(0.11)	(B)

Net Income (loss) available to common shareholders	$(0.01)	(B)	$0.00	(B)	$(0.03)	(B)	$(0.53)	(B)

For Analysis Purposes Only— Net income (loss) per share after restructuring and other charges		$0.02		$0.03		$0.07		$(0.32)
Restructuring and other charges		0.00		0.00		0.03		0.38

Net income per share before restructuring and other charges		$0.02		$0.03		$0.10		$0.06

Weighted Average Common Shares	27,587	36,292	28,640	37,413	27,837	36,563	28,821	37,611

(A) Represents the accretion of the difference between amounts allocated to Preferred Stock and the $200 million redemption amount. See Note #16 to our financial statements included in our 2001 Form 10-K

(B) Anti-dilutive

SELECTED OPERATING DATA
Operating Margin excluding restructuring and other charges	0.19%		-0.20%		0.62%		-0.48%
Operating Margin	0.19%		-0.20%		0.13%		-6.73%

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COVANSYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in thousands)

	September 30,	December 31,
	2002	2001

Current Assets:
Cash and short-term investments	$97,902	$123,755
Accounts receivable, net	72,389	69,391
Revenues earned in excess of billing, net	37,463	30,755
Prepaid expenses and other	13,916	12,925

Total current assets	221,670	236,826
Property and equipment, net	35,851	32,560
Goodwill, net	17,572	10,691
Other assets	23,224	17,546

Total Assets	$298,317	$297,623

Current liabilities	52,303	49,669
Other liabilities	217	225
Preferred Stock	163,209	159,924
Shareholders’ equity	82,588	87,805

Total Liabilities and Shareholders’ Equity	$298,317	$297,623

COVANSYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2002	2001	2002	2001

Net income (loss)	$750	$1,024	$2,592	($12,195)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	4,207	3,327	10,566	8,985
Provision for doubtful accounts	164	732	991	1,302
Write-down of investment and receivable from affiliate	0	0	0	18,858
Benefit for deferred taxes	0	0	0	(6,430)
Change in assets and liabilities	(4,488)	4,371	(6,381)	(8,729)

Net cash provided by (used in) operating activities	633	9,454	7,768	1,791

Cash flows from investing activities:
Investment in property, equipment and other	(4,440)	(2,594)	(11,758)	(7,202)
Business acquisition, net of cash acquired	0	0	(15,914)	0
Payment of loan guarantee for affiliate	0	0	0	(13,608)
Investment in computer software	0	0	(1,016)	0

Net cash used in investing activities	(4,440)	(2,594)	(28,688)	(20,810)

Cash flows from financing activities:
Net proceeds from issuance of common stock	243	496	526	969
Net proceeds from exercise of stock options and other, net	5	382	62	520
Repurchases of common stock	0	(1,060)	(5,521)	(12,591)

Net cash used in financing activities	248	(182)	(4,933)	(11,102)

Decrease in cash and cash equivalents	(3,559)	6,678	(25,853)	(30,121)
Cash and investments at beginning of period	101,461	103,324	123,755	140,123

Cash and investments at end of period	$97,902	$110,002	$97,902	$110,002